TIAA Real Estate Account Sustainability Video Script At TIAA, we believe the right investments can create positive outcomes for you and the communities you live in. Which is why I want to share with you how we're applying environmental, social, and governance practices to the TIAA Real Estate Account to help protect our investments and the planet. I'm sure you've heard the term sustainability, but what is it? Sustainability is meeting the needs of the present without compromising the ability for future generations to meet their own needs. So what does sustainability mean from an investment perspective? It's the way we invest, which seeks returns, but lets us stay true to our values. The TIAA Real Estate Account offers investment exposure to directly owned commercial real estate an asset class typically reserved for affluent or institutional investors. With commercial real estate, energy and resource conservation are vital to reducing costs, making our properties more attractive to tenants, and maximizing performance. Since 2007, the TIAA Real Estate Account has been committed to reducing excess energy use across all of our properties. We continually pursue energy and water efficiency efforts and other green initiatives that offer both attractive return on investment and socially responsible outcomes. All potential property acquisitions undergo an energy and efficiency climate risk evaluation as part of the investment process. All directly managed office, retail, and multifamily properties are required to benchmark utility data with ENERGY STAR, the EPA program that helps businesses and individuals save money and energy. We reduced energy consumption by approximately 20% for our benchmark properties since they were added to our portfolio. That's an average reduction of over 2% per year, which drops right to the bottom line. In 2018, we avoided over $9 million in energy costs and eight million kilowatt hours by implementing these energy conservation measures. That's roughly equivalent to eliminating the carbon emissions of 10,000 homes. Let's take a look at one of the TIAA Real Estate Account's office properties, 55 Second Street in San Francisco. The building was fully retrofitted for LED lighting and all appliances were replaced with ENERGY STAR-rated versions. Since 2014, we've been able to reduce energy consumption by 16%. Additionally, a rooftop urban garden was introduced, which has been a hit with tenants. These improvements, among many others, have allowed the building to achieve the highest sustainability designation from the U.S. Green Building Council, Leed Platinum. A core belief at TIAA is that we can maximize investment results while improving our communities and the environment. The TIAA Real Estate Account is an effective way for investors to join us on that mission. For more information about investing in the TIAA Real Estate Account, visit TIAA.org. 1

TIAA Real Estate Account Sustainability Video Script This material is for informational or educational purposes only and does not constitute investment advice under ERISA. This material does not take into account any specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on the investor’s own objectives and circumstances. You should consider the investment objectives, risks, charges and expenses carefully before investing. Please call 877-518-9161 or go to TIAA.org for the current product prospectus that contains this and other information. Please read the prospectus carefully before investing. The real estate industry is subject to various risks including fluctuations in underlying property values, expenses and income, and potential environmental liabilities. There are risks associated with investing in securities including possible loss of principal. Annuity contracts contain exclusions, limitations, reductions of benefits and may contain terms for keeping them in force. We can provide you with costs and complete details. Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value. TIAA-CREF Individual & Institutional Services, LLC, Member FINRA and SIPC, distributes securities products. Annuity contracts and certificates are issued by Teachers Insurance and Annuity Association of America (TIAA) and College Retirement Equities Fund (CREF), New York, NY. Each of the foregoing is solely responsible for its own financial condition and contractual obligations. ©2019 and prior years, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, New York, NY 10017 852714 2